FORM 4

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public
     Utility Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940

(Print  or  Type  Responses)

1.   Name  and  Address  of  Reporting  Person*
     PEQUOT  CAPITAL  MANAGEMENT,  INC.
     500  NYALA  FARM  ROAD
     WESTPORT,      CT          06880

2.   Issuer  Name  AND  Ticker  or  Trading  Symbol
     LASERSIGHT  INCORPORATED
     LASE

3.   IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)


4.   Date  of  Event  Requiring  Statement
     3/24/99

5.   If  Amendment,  Date  of  Original

6.   Relationship  of  Reporting Person(s) to Issuer (Check all applicable)
     (  )    DIRECTOR                      (  )10%  OWNER
     (  )    OFFICER  (GIVE  TITLE  BELOW) (X) OTHER (SPECIFY BELOW)(1)

7.   Individual  or  Joint/Group  Filing  (Check  Applicable  Line)
     (X)  Form  filed  by  One  Reporting  Person
     ( )  Form  filed  by  More  than  One  Reporting  Person

  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
                                    OWNED
1.    Title  of  Security:
      COMMON  STOCK,  $.001  PAR  VALUE

2.    Transaction  Date:
      3/24/99

3.    Transaction  Code:
      P

4.    Securities  Acquired  (A)  or  Disposed  of  (D):
      AMOUNT:      500,000  (2)
      (A)  or  (D):      (A)
      Price:      $4.00/shares

5.    Amount  of  Securities  Beneficially  Owned  at  End  of  Month:
      500,000

6.    Ownership  Form:  Direct  (D)  or  Indirect  (I):
      (I)

7.    Nature  of  Indirect  Beneficial  Ownership:
      Investment  Adviser

             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.    Title  of  Derivative  Security:
      WARRANTS

2.    Conversion  or  Exercise  Price  of  a  Derivative  Security:
      $5.125

3.    Transaction  Date:
      3/24/99

4.    Transaction  Code:
      Code:  P

5.    Number  of  Derivative  Securities  Acquired  (A)  or  Disposed  of (D):
      (A)  50,000  (2)

6.    Date  Exercisable  and  Expiration  Date:
      DATE  EXERCISABLE:    IMMEDIATE
      EXPIRATION  DATE:  3/22/04

7.    Title  and  Amount  of  Underlying  Securities:
      Common  Stock,  50,000  shares

8.    Price  of  Derivative  Security:

9.    Number  of  Derivative  Securities  Beneficially  Owned at End of Month:
      50,000(2)

10.   Ownership  Form  of  Derivative  Security:
      (I)

11.   Nature  of  Beneficial  Ownership:
      Investment  Adviser

Explanation  of  Responses:
(1) THE REPORTING PERSON IS AN INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN ITS CLIENTS' ACCOUNTS. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO SECTION 16 WITH RESPECT EITHER TO THE ISSUER OR SUCH SECURITIES.
(2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR PURPOSES OF RULE 16A-1(A)(1) OR
(A)(2)  OR  FOR  ANY  OTHER  PURPOSE.

/s/  David  J.  Malat                                               4/9/99
    **Signature  of  Reporting  Person                              Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).